                                                                   EXHIBIT 10.38


October 11, 1999

Michael A. Martino
President and Chief Operating Officer
SONUS Pharmaceuticals, Inc.
22026 20th Avenue, S.E.
Bothell, WA  98021

RE:  International License Agreement dated October 1, 1996

Dear Mr. Martino:

     This letter is to confirm our mutual decision to rescind the International License Agreement dated October 1, 1996 between Abbott International, Ltd., a Delaware corporation with principal offices at 100 Abbott Park Rd., Abbott Park, IL 60064-3500 ("Abbott") and SONUS Pharmaceuticals, Inc., a Delaware corporation with principal offices at 22026 20th Avenue, S.E., Suite 102, Bothell, WA 98021 ("Sonus"), as amended by the First Amendment dated January 31, 1999, as well as the Trademark License Agreement between Sonus and Abbott referenced therein (collectively referred to herein as "the International Agreement"), in consideration of the premises and the mutual promises and covenants set forth in this letter. The consideration for our mutual decision to rescind includes, but is not limited to, the relinquishment of disputed claims and the resolution of outstanding issues between the parties arising from the International Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms under the International Agreement. This rescission is effective as of the date of this letter and as of such date, Sonus and Abbott shall not have any further liability or obligation to each other, financial or otherwise, except as expressly set forth in this letter.


1. For a period of ten (10) years from the date of this letter, Sonus and Abbott shall indemnify, defend and hold harmless each other from and against all claims, causes of action, settlement costs (including reasonable attorney's fees and expenses), losses or liabilities of any kind which (a) are asserted by a third party, (b) arise from or are attributable to any negligent act or omission or willful misconduct on the part of Sonus or Abbott (as the case may be) or their respective directors, employees, agents or representatives, and (c) which relate to (i) the obligations, representations and warranties of Sonus or Abbott (as the case may be) under the International Agreement or this letter, or (ii) the mutual decision of Sonus and Abbott to rescind the International Agreement, or (iii) any public statement or disclosure relating to the International Agreement or the subject matter thereof or this letter of the subject matter hereof. Any party seeking indemnification ("the indemnified party") under this paragraph shall promptly notify the other party ("the indemnifying party") in writing and shall fully cooperate with the indemnifying party in the defense of such claim. If the indemnifying party wishes to enter into any settlement, consent to any judgment, or otherwise resolve such claim in any manner which includes any obligation, loss, or cost to the indemnified party, the indemnifying party must first obtain the written consent of the indemnified party before finalizing such settlement, judgment or resolution.

2. Except for third party liability arising under section 1 above, in no event shall Sonus or Abbott be liable for loss of profits or other economic loss, or for indirect or incidental penalties or consequential damages, or other similar damages arising out of anything relating to the International Agreement or the subject matter thereof, or to this letter or the subject matter hereof.

3. Within thirty (30) days of the date of this letter, Sonus and Abbott shall return or destroy all Confidential Information provided to each other under the International Agreement or the Confidential Disclosure Agreement between the parties dated August 6, 1996 ("CDA"), and for a period of five (5) years from the date of this letter, neither party shall use or disclose the other party's Confidential Information, except that: (a) each party may retain one archival copy of such Confidential Information; and (b) any Confidential Information which was also provided under any other agreement presently in effect between Sonus and Abbott Laboratories may be retained and used by Sonus and Abbott Laboratories under the terms and conditions of such agreement(s).

4. For a period of ten (10) years from the date of this letter, neither Sonus nor Abbott shall (a) originate any publicity, news release or other public announcement or make any public statement or response to questions, written or otherwise, whether to the public press, stockholders, investment analysts or otherwise, relating to the Confidential Information, to the International Agreement or the subject matter thereof or to this letter or the subject matter hereof, or (b) use the name of the other party in any publicity, news release, public statement or response or other announcement, except (i) with the prior written consent of the other party after affording such other party no less than three (3) business days to review such proposed disclosure, or (ii) as required by law, regulation or court order, in which case the originating party shall give the other party no less than three (3) business days notice of such proposed disclosure and the reason(s) requiring it so that the other party may review the proposed disclosure and determine its response to such proposed disclosure, provided that, if the operation of law, regulation or court order requiring such disclosure does not allow the disclosing party itself three (3) business days notice, the disclosing party shall give the other party as much prior written notice as is practicable. The disclosing party shall, if requested by the other party in the event of a proposed disclosure under subparagraph
(4)(ii) above, fully cooperate with the other party in taking or in assisting the other party to take any actions, consistent with applicable law, which the other party deems necessary or desirable to prevent, protect or modify the disclosure. Consent by either party to a specific public disclosure shall also be deemed to be consent to future disclosures of the same facts.

5. Promptly following the date of this letter, Abbott shall cooperate in good faith with Sonus to transition the duties and responsibilities of Abbott under the International Agreement to Sonus as described in this Section 5. Within ninety (90) days of the date of this letter, Abbott shall deliver to Sonus the following:

* Confidential portions omitted and
  filed separately with the Commission.

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          (i)  all clinical trial data, reports and protocols prepared by or on behalf of Abbott in connection with the International Agreement; and

          (ii) all filings, written information and materials relating to the approval for price and reimbursement of the Product with all regulatory agencies located in the Territory.

6.   Subject to the provisions of sections 7 and 8 below, for a period of three
(3) years from the date of this letter, Sonus may request that Abbott provide to Sonus, for the benefit of Sonus and/ or Sonus's designated third-party partners or distributors for the Product ("Sonus Partners"), certain services in connection with the Product, as set forth in the following subsections. For the purposes of this letter, "Product" means a colloidal dispersion ultrasound agent for intravenous injection containing the active ingredient dodecafluoropentane, constituted as the product Echogen(R) in the form for which Sonus has received marketing authorization in the European Union (the "EU"). If Sonus so requests, then within the same three (3) year period, Abbott shall provide such services (or similar lesser services as the parties may agree, always provided that Abbott shall not be required to provide greater or additional services beyond those set forth in the subsections below).

     (a) Upon the request of Sonus, Abbott shall transport the Product intended for sale in the EU, from Abbott Laboratories's manufacturing *. The Product shall then be held at such distribution center to be ready for pickup by or further transport arranged by, and at the cost of, Sonus and/or Sonus Partners, provided that Abbott shall not be required to release any such Product to Sonus or any third party unless and until Abbott has (i) determined in its reasonable discretion that such Product is acceptable for release under applicable regulatory provisions and under the test results resulting from the testing performed under Paragraph 6(b) below, and (ii) received written instructions from Sonus which are sufficient to enable Abbott properly to identify the Sonus Partner(s) to whom Abbott is to release the Product and the amount of Product to be released to such Sonus Partner. The parties acknowledge and agree that at no time after the shipment of Product from Abbott Laboratories manufacturing facility * and during the transport, holding and release of the Product by Abbott pursuant to this Section 6(a) shall Abbott have title to, or any ownership interest or risk of loss in, such Product.

     (b) Upon the request of Sonus, Abbott shall assist Sonus in connection with quality assurance release testing of the Product intended for sale in the EU, by conducting such testing in Abbott's laboratory facility * and by providing the results of such testing to Sonus and/or Sonus Partners in the EU (as Sonus may direct), and by determining in its reasonable discretion whether such Product is acceptable for release based upon such test results; and provided further that Abbott's obligations under this Paragraph 6(b) shall cease as of the earlier of (i) the date upon which Abbott employee(s) are no longer designated as "responsible persons" in connection with the Product in the EU and/or in EU member states, or (ii) the end of the three-year period applicable to this Paragraph 6.

     (c) Abbott shall assist Sonus in connection with the transition of regulatory activities for the Product, by:

* Confidential portions omitted and
  filed separately with the Commission.

                                       3
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          (i)   convening, within thirty (30) days of the date of this letter, a meeting with Sonus to review the status of all pending regulatory activities regarding the Product in the Territory in which Abbott is involved as of the date of this letter and to hand off responsibility for such activities to Sonus (including but not limited to *;

          (ii) providing advice to Sonus in connection with Sonus's taking over such activities; and

          (iii) continuing such activities as are legally required by virtue of the designation of certain Abbott employees within the EU, as of the date of this letter, as "responsible persons" in connection with the Product in the EU and/ or in EU member states.

7. In consideration for the obligations undertaken by Abbott pursuant to this letter, and in partial recognition of the value added to the Product by virtue of Abbott's performance under the International Agreement, Sonus shall make the following payments to Abbott:

     (a)

          (i)   If Sonus requests and Abbott provides services pursuant to section 6 above, then in consideration for the provision by Abbott of such services, Sonus shall pay to Abbott a fee for services equal to *. If Sonus requests, Abbott shall provide Sonus with an estimate of the costs prior to providing services and shall promptly advise Sonus of any material variance from the estimate.

          (ii) Abbott shall invoice Sonus for Abbott's services (and, if applicable, for Abbott's cost for engaging additional resources) on a quarterly basis, and Sonus shall make each payment to Abbott within thirty (30) days of Sonus's receipt of such invoice.

          (iii) Notwithstanding any provision elsewhere in this letter, Sonus acknowledges and agrees that, since the assistance to be rendered by Abbott pursuant to section 6(c)(iii) above arises from legal requirement, Abbott shall render such assistance, and Sonus shall pay for such assistance as provided in this section 7(a), regardless of whether Sonus specifically requests such assistance, until such time as Sonus removes the designation of Abbott and Abbott's employees as "responsible persons" in connection with the Product in the EU and in EU member states pursuant to section 9 below.

     (b) (i) Regardless of whether Sonus requests and Abbott provides services pursuant to section 6 above, for a period commencing on the date of this letter ("Profit Sharing Commencement Date") and ending on the later of (i) five (5) years from the Profit Sharing Commencement Date, or (ii) the date Abbott should cease co-marketing SonoGen (as defined in Paragraph 10 below) in the event Abbott exercises its option to co-market as provided in Paragraph 10 below, Sonus shall pay to Abbott twenty-one percent (21%) of Sonus Net Profit on Sonus and Sonus Partner sales of the Product in the Territory for so long as that certain Agreement dated May

* Confidential portions omitted and
  filed separately with the Commission.

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14, 1996 between Sonus and Abbott Laboratories, as amended on January 31, 1999 by that certain First Amendment to Agreement (collectively, the "HPD Agreement") is in full force and effect under the terms currently set forth therein. In the event that the terms of the HPD Agreement as currently set forth therein should be modified or amended in any material respect which is financially adverse to Sonus, Abbott and Sonus agree to renegotiate, in good faith, a reduction of the rate of the Abbott Profit Split set forth above to reflect the changed nature of the HPD Agreement resulting from such modification or amendment. In the event the parties are unable to agree upon the reduction in the Abbott Profit Split within thirty (30) days of the commencement of negotiations, the matter shall be resolved by the Alternative Dispute Resolution ("ADR") procedure as provided in
Section 14 below, provided that in no event shall Abbott be entitled to the Abbott Profit Split if the HPD Agreement is cancelled or rescinded by Abbott. In the event that any reduction to the Abbott Profit Split becomes necessary under this Section 7(b), the twenty-one percent (21%) Abbott Profit Split shall continue to be applicable until the date on which the parties agree as to the reduced Abbott Profit Split or the date on which the ADR neutral has issued his or her final decision determining such reduced Abbott Profit Split, whichever occurs sooner. As used herein Sonus Net Profit shall mean the net revenues received by Sonus from sales of the Product in the Territory determined in accordance with generally accepted accounting principles (including revenues received by Sonus from Sonus Partners relating to the sale of the Product in the Territory), net of sales, use, value-added or other similar taxes, transportation, shipping or delivery charges, and discounts actually granted, and less direct expenses associated with the manufacturing, marketing, sale and distribution of the Product, including without limitation any fees payable to Abbott under paragraph 7(a) above. Anything herein to the contrary notwithstanding, the obligations of Sonus to make payments to Abbott under this Paragraph 7(b) shall terminate in the event Abbott or its Affiliates and/or third party agents or representatives should market or sell a competing product in the Territory. For the purpose of this Paragraph 7(b), a "competing product" means an ultrasound contrast agent for intravenous injection.


          The following examples are provided by way of illustration only:

          Scenario #1 (Abbott performs services requested by Sonus; current HPD Agreement in effect)

          *

          Scenario #2 (Abbott does not perform services; current HPD Agreement in effect)

          *

* Confidential portions omitted and
  filed separately with the Commission.

                                       5
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          *

          Scenario #3 (Abbott performs services requested by Sonus; current HPD Agreement in effect, Sonus Partners pay royalties)

          *

          (ii) Sonus shall pay the Abbott Profit Split to Abbott on a quarterly basis, and shall make each payment to Abbott within thirty (30) days after the end of each calendar quarter in which any Sonus Partner makes any sales of the Product in the Territory.

          (iii) At the same time as Sonus makes each Abbott Profit Split payment to Abbott, Sonus shall provide Abbott with a report setting forth the calculation of the Abbott Profit Split for the calendar quarter in question, showing: the aggregate net revenues of Sonus, in the Territory; Sonus's aggregate direct costs, Abbott's aggregate fees for services (if any), Sonus's aggregate payment(s) to Sonus Partners (net of any rebate received by Sonus from Sonus Partners), and Sonus Net Profit. The net revenues of Sonus shall be translated from local currency into United States dollars at the average exchange rate published in International Financial Statistics by the International Monetary Fund for the month ending in the calendar quarter covered in the report.

     (c) Sonus shall pay to Abbott fifty percent (50%) of any prepaid royalties or other upfront, fees or consideration which are paid by Sonus Partners to Sonus upon or in connection with the initiation of the relationship and/ or any other cash payments received by Sonus during the term of the agreement with any Sonus Partner which are based upon the occurrence of milestones or events and which are not in the nature of recurring royalties based upon the sales or profits from sales of the Product by Sonus Partners in the Territory, excluding any payments for equity of Sonus or which are in the nature of payments or reimbursement for Sonus's actual cost plus a reasonable markup for research and development, including without limitation, clinical studies, performed or directed by Sonus for the benefit of such Sonus Partner (the "Sonus Partner Fees"). Any amounts received by Sonus which are paid by Sonus Partners but which are not Sonus Partner Fees, shall nonetheless constitute revenue of Sonus if appropriate under generally accepted accounting principles for the purpose of determining Sonus Net Profit under Paragraph 7(b) above. Sonus shall be obligated to make payments under this Paragraph 7(c) during the same period Sonus is obligated to make payments to Abbott under Paragraph 7(b) above. Payments of the percentage of Sonus Partner Fees shall be made within thirty
(30) days after the end of the calendar quarter in which Sonus receives each such Sonus Partner Fees from Sonus Partners. One half of the amounts paid by Sonus to Abbott under this Paragraph 7(c) shall be applied as a credit against any obligation of Sonus to make payments to Abbott under Paragraph 7(b) above.

* Confidential portions omitted and
  filed separately with the Commission.

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8.   (a)  All payments made by Sonus to Abbott pursuant to this letter shall be in United States dollars by wire transfer. Abbott shall provide Sonus with all necessary wire transfer instructions and information.

     (b) If any payment by Sonus is more than 30 days overdue, then Sonus shall also pay to Abbott interest on the overdue payment, running from the date on which payment was due, at the United States prime rate of interest then prevailing as published in the Wall Street Journal (Midwest Edition).

     (c) Where any sum due to be paid to Abbott hereunder is subject to any withholding or similar tax, the parties shall use their commercially reasonable best efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Sonus shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Abbott and secure and send to Abbott the best available evidence of such payment.

     (d) Sonus shall keep complete copies of all agreements with Sonus Partners and all records relating to the payments made and/ or owing to Abbott pursuant to this letter, and to the calculation of such payments, and shall maintain copies of such agreements and such records for a period of four (4) years after the sales period to which such records relate. During this period, copies of such agreements and such records shall be open to inspection upon reasonable written notice by Abbott to Sonus. Such inspection shall be performed by an independent certified public accountant, selected by Abbott and approved by Sonus (such approval not to be unreasonably withheld). Abbott shall bear the cost of such inspection, except that if an inspection reveals that payments to Abbott have been understated by five percent (5%) or more, and if the understatement is greater than $25,000, Sonus shall pay the cost of such inspection, the understated amount, and interest on the understated amount running from the date on which the payment was originally due at United States prime rate of interest then prevailing as published in the Wall Street Journal (Midwest Edition). Any independent certified public accountant engaged by Abbott shall for an inspection hereunder shall sign a confidentiality agreement prior to any audit and then shall have the right to examine the agreements and records kept pursuant to this subsection 8(d) and report findings (but not disclosure of the specific terms of the agreements or the underlying data) of the examination to Abbott as is necessary to evidence that the records were or were not maintained and used in accordance with this section 8(d) and to evidence that the calculation of the payments to be made and/or owing to Abbott pursuant to this letter was or was not made in accordance with the terms of this letter. A copy of any report provided to Abbott by the independent certified public accountant hereunder shall be given concurrently to Sonus.

     (e) Sonus represents and warrants to Abbott that: (i) any and all agreements between Sonus and Sonus Partners in connection with the Product shall be entered into in good faith with terms and conditions negotiated at arms' length and not in any way structured, written or otherwise devised so as to avoid any part or all of Sonus's obligations to pay Abbott pursuant to section 7 above

* Confidential portions omitted and
  filed separately with the Commission.

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     (f)  Sonus acknowledges and agrees that Sonus shall bear all responsibility and liability with respect to any and all third parties in connection with any services provided by Abbott to Sonus and/ or Sonus Partners under this letter, subject only to paragraph 1 above.

9. Notwithstanding any provision elsewhere in this letter, Sonus shall use its commercially reasonable best efforts, as expeditiously as possible, to replace Abbott's employees in the EU as designated "responsible persons" in connection with the Product in the EU and in EU member states, with Sonus employees, Sonus Partners, or any other Sonus representative, agent or contractor (at Sonus's sole discretion as to the specific choice of replacement individuals) ("Sonus Replacements"), including but not limited to the prompt submission of any and all such applications, notifications, variations and other materials or information required by the relevant EU and EU member state authorities in order to end any legal responsibility on the part of Abbott and/ or Abbott's employees in the EU as "responsible persons" in connection with the Product in the EU and in EU member states. Abbott shall fully cooperate with Sonus in such transition and shall provide Sonus with such assistance as Sonus may reasonably request in connection therewith, pursuant to section 6(c)(iii) above. On a country by country basis, Abbott's obligations under section 6(c)(iii) above shall cease as Abbott's employees in the EU are removed as "responsible persons" in connection with the Product in the EU and in EU member states. Sonus acknowledges and agrees that, if Sonus has not replaced all of Abbott's employees in the EU who are such "responsible persons" as of the date of this letter with Sonus Replacements, by at least twelve (12) months prior to the end of the three (3) year period applicable to section 6 above, then Sonus shall, no later than eleven (11) months prior to the end of such three (3) year period, submit any and all such applications, notifications, variations and other materials or information required by the relevant EU and EU member state authorities, in order to end any legal responsibility on the part of Abbott and Abbott's employees in the EU and in EU member states as "responsible persons" in connection with the Product in the EU and in EU member states, regardless of whether or not any Sonus Replacement(s) have been identified or submitted at that time.

10. Sonus hereby grants to Abbott the option to co-market that product identified by Sonus as "QW7437" and also known as SonoGen(R), including all improvements thereon ("SonoGen"), in the Territory, subject to the terms and conditions of a separate agreement to be negotiated in good faith by the parties, which terms shall be no less, nor no more, favorable in any material respect from the terms of any agreement between Sonus and any third party in the applicable country included within the Territory, or, if there is no such agreement in the relevant country in the Territory, on terms and conditions substantially similar to those of the International Agreement. Abbott shall have the right to exercise this option for a period (the "Option Period") commencing on the date of this letter and ending on the earlier to occur of (i) five (5) years from the date of this letter, or (ii) the date the obligations of Abbott under Section 11 below should terminate. The option to co-market may be exercised only one time for the entire Territory. Abbott may irrevocably terminate its option to co-market upon notice to Sonus at any time after the date of this letter in which event the rights of Abbott under this Paragraph 10 and the obligations of Abbott under Paragraph 11 shall terminate. Sonus shall not grant any rights to market, distribute or sell SonoGen in the Territory to more than one (1) other third party in a given country in the Territory and shall not, by itself or through any Sonus Affiliate, market, distribute or sell SonoGen in a given country in the Territory if such action by Sonus would cause there to be more than two entities (one of which being Abbott) marketing, distributing or selling SonoGen in such country in the Territory at the same time.

* Confidential portions omitted and
  filed separately with the Commission.

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11.  For a period commencing on the date of this letter and continuing until the later to occur of: (i) the end of the Option Period or (ii) the end of the period of time during which Abbott is exercising its co-marketing rights as provided in paragraph 10 above, Abbott shall not (nor shall Abbott cause its Affiliates and/ or third party agents or representatives to) market or sell a competing product in the Territory. The above notwithstanding, the obligations of Abbott under this paragraph 11 shall terminate at such date on which Abbott notifies Sonus that it has terminated its option to co-market under paragraph 10 above or the expiration of the Option Period. For the purposes of this section 11, a "competing product" means an ultrasound contrast agent for intravenous injection.

12. Either party may terminate the rights and obligations of sections 1 through 18 of this letter (not including the rescission of the International Agreement) in accordance with the following provisions (in addition to any other rights and remedies which may be available to that party):

     (a) By notice by one party to the other party upon (i) the insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of his/ her appointment; (ii) the adjudication of the other party as a bankrupt; (iii) the admission by the other party in writing of its inability generally to pay its debts as they become due; (iv) the execution by the other party of an assignment for the benefit of its creditors; or (v) the filing by the other party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in substantial part.

     (b) By ninety (90) days notice by one party to the other party of the other party's breach of a material provision of this letter, provided that the other party has failed to remedy such breach to the notifying party's reasonable satisfaction within such ninety (90) day period.

13. Neither party may assign or transfer its obligations under this letter, by operation of law or otherwise, except that either party may assign this letter to any of its Affiliates, or to any successor by merger or sale of substantially all of its business unit to which this letter relates without the consent of the other party. This letter and the rights and obligations hereof shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

14. Any dispute that arises in connection with this letter shall first be presented to the respective presidents of Abbott and of Sonus, or their designees, for resolution. If no resolution is reached, then such dispute shall be resolved by binding ADR in the manner described in Appendix 14 attached hereto and made a part hereof.

15. The relationship of the parties under this letter is that of independent contractors. Nothing in this letter shall be construed or is intended so as to constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this letter to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of the parties shall be deemed to infer such right.

* Confidential portions omitted and
  filed separately with the Commission.

16. This letter sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supercedes any and all prior agreements, written and oral, between the parties. No modification of any of the terms of this letter shall be valid, including any course of dealing or usage of trade, unless it is made in writing and signed by both parties. If any term or provision of this letter shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.

17. No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy respectively, on a future occasion.

18. This letter shall be governed by the laws of the state of Washington, excluding its choice of laws provisions.

     If you are in agreement, please sign both originals of this letter and return one fully-executed original to me.

Very truly yours,

/s/ William Dempsey

William Dempsey


ACCEPTED:

SONUS PHARMACEUTICALS, INC.

By:     /s/ Michael A. Martino
        -------------------------

Title:  President and CEO
        -------------------------

* Confidential portions omitted and
  filed separately with the Commission.

                         ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's right and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. Initiation of ADR Proceeding. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Selection of Neutral. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on tie shall be deemed to have no order of preference.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflict, the CPR immediately shall designate as the neutral the candidate

* Confidential portions omitted and
  filed separately with the Commission.

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
          for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding the conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five
          (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.   Hearing. No earlier than twenty-eight (28) days or later than fifty six
     (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. Exchange of Information Within thirty-five (35) days following receipt of the original ADR notice, each party shall submit the following to the other party and neutral:

     (a) a copy of all documents on which such party intends to rely in any oral or written presentation to the neutral; and

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness.

     At least fourteen (14) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

     (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogations, request for admissions or production of documents.

5. Conduct of Hearing. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

* Confidential portions omitted and
  filed separately with the Commission.


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          (a)  Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

          (b) Each party shall be entitled, but not required, to make an opening statement to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

          (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

          (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

          (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Post-Hearing Brief. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Within eleven (11) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing rebuttal brief, responding to the matters raised in the other party's post hearing brief, provided that such rebuttal brief shall only respond to matters raised in the other party's post-hearing brief, shall not contain or discuss any new evidence, and shall not exceed five (5) pages.

7. Ruling. The neutral shall rule on each disputed issue within seventeen (17) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed rulings and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

* Confidential portions omitted and
  filed separately with the Commission.


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8.   Neutral's Fees. The neutral shall be paid a reasonable fee plus expenses.
     These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

     (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. Binding Ruling. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgement in any court having jurisdiction.

10. Confidentiality. Except as provided in Section 9 above or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized use or disclosure of Confidential Information.

* Confidential portions omitted and
  filed separately with the Commission.

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